Exhibit 99.1

Contact: Steve Martens
Vice President of Investor Relations
(630) 527-4344
MOLEX REPORTS RESULTS FOR 2010 SECOND FISCAL QUARTER
REVENUE AND EPS EXCEEDED HIGH END OF GUIDANCE
Lisle, Ill., USA — January 26, 2010 — Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today reported financial results for the quarter ended December 31, 2009.

	Three Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,
USD millions, except per share data	2009	2009	2008

Revenue	$729.6	$674.0	$666.7
Net income (loss)	19.3	(11.6)	(87.2)
Earnings (loss) per share	0.11	(0.07)	(0.50)
Non-GAAP net income*	41.4	31.7	35.6
Non-GAAP earnings per share*	0.24	0.18	0.20

*	A reconciliation of non-GAAP measures can be found on page 4
Revenue for the December 2009 quarter of $729.6 million exceeded the high end of the guidance provided on October 27, 2009 of $720.0 million and increased 8.2% from the September 2009 quarter and 9.4% from the prior December quarter. The increase in local currency was 5.5% sequentially and 4.6% compared with the prior year. Orders for the quarter were $777.9 million, an increase of 7.4% from the September 2009 quarter and 38.4% from the prior year. Positive book-to-bill ratios were reported in all primary markets.
Net income for the December 2009 quarter was $19.3 million or $0.11 per share, compared with a net loss of $11.6 million or $0.07 per share, for the September 2009 quarter. The effective tax rate for the quarter was 44.6%, reflecting the tax cost of a planned repatriation of dividends from certain non-US subsidiaries in fiscal 2010.
On a non-GAAP basis, net income for the December 2009 quarter was $41.4 million or $0.24 per share, compared with net income of $31.7 million or $0.18 per share, in the September 2009 quarter. This result exceeded the upper end of the guidance for non-GAAP earnings per share of $0.22 per share. For the quarter, non-GAAP net income excluded a pretax restructuring charge of $25.6 million ($22.1 million after-tax or $0.13 per share).

“For the third consecutive quarter we saw sequential gains in sales and incoming orders,” commented Martin P. Slark, Molex’s Chief Executive Officer. “Revenue was well above our prior guidance and we had a 1.07 book-to-bill ratio. Margins improved due to higher revenue, cost containment and the favorable impact of restructuring. Looking forward to our third fiscal quarter, we expect to see a smaller than normal seasonal slow down over the Chinese New Year period, returning to normal seasonal patterns thereafter. Longer term, our strong presence in Asia coupled with continued demand for new consumer electronic devices and pent up demand for information technology products should provide us with opportunities for sustained growth.”
Other financial highlights for the quarter ended December 31, 2009:
•	Gross profit margin improved to 29.1%, compared with 28.4% in the September 2009 quarter due to higher revenue and cost reductions.

•	SG&A expense was $150.1 million, an increase of $4.5 million from the September 2009 quarter. The increase was largely due to the reinstatement of salaries and benefits that had been reduced in the March 2009 quarter.

•	Capital expenditures were $47.7 million or 6.5% of revenue.

•	Depreciation and amortization expense was $60.7 million or 8.3% of revenue.

•	The effective tax rate excluding the impact of restructuring costs was 31.4%.

•	The book-to-bill ratio was 1.07.

•	Backlog was $340.6 million, an increase of $36.4 million or 11.9% from the September 2009 quarter.

•	Cash flow from operations was $71.2 million.
Six-Month Results
Revenue for the six-months ended December 31, 2009 was $1.4 billion, a decrease of 6.8% compared with the prior fiscal year. The decrease in local currency was 8.5%. Net income of $7.7 million or $0.04 per share included a pretax restructuring charge of $81.5 million ($60.7 million after-tax or approximately $0.35 per share), and a tax adjustment related to stock compensation of $4.8 million or $0.03 per share.
Restructuring Update
The Company now estimates a total pretax charge through the end of fiscal year 2010 of approximately $300 million, compared with a previous estimate of $280 million. The increase is due to additional non-cash impairments for buildings resulting from continued weakness in the commercial real estate markets and additional specific actions that have been initiated as we approach the end of our restructuring program. As a result, the expected cost savings from the restructuring program has increased by $5 million to approximately $205 million on an annual basis.
Outlook
The Company estimates revenue in a range of $715 to $735 million for the March 2010 quarter. At this level of revenue, the Company expects earnings per share in a range of $0.18 to $0.22, assuming an effective tax rate of 30.0%. Included in these estimates is a pretax restructuring charge of approximately $10.0 million or $0.04 per share after-tax.
Earnings Conference Call Information
A conference call will be held on Tuesday, January 26, 2010 at 4:00 pm central time. Please dial (888) 680-0865 to participate in the call. International callers should dial (617) 213-4853. Please dial in at least five minutes prior to the start of the call and refer to participant pass code 31497608. Internet users will be able to access the web-cast, including slide materials, live and in replay in the “Investors” section of the Company’s website at www.molex.com. A 48-hour telephone replay will be available at approximately 6:00 pm central time at (888) 286-8010 or (617) 801-6888 / pass code 48513272.

Other Investor Events
February 9, 2010 — Thomas Weisel Partners Annual Technology & Telecom Conference in San Francisco
February 24, 2010 — Goldman Sachs Technology and Internet Conference 2010 in San Francisco
March 3, 2010 — CLSA AsiaUSA Forum 2010 in San Francisco
Forward-Looking Statements
Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Words such as “anticipates,” “expects,” “believes,” “intends,” “plans,” “projects,” “estimates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on currently available information and include, among others, the discussion under “Outlook.” These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions including those associated with the operation of our business, including the risk that customer demand will decrease either temporarily or permanently, whether due to the Company’s actions or the demand for the Company’s products, and that the Company may not be able to respond through cost reductions in a timely and effective manner; the risk that the value of our inventory may decline; price cutting, new product introductions and other actions by our competitors; fluctuations in the costs of raw materials that the Company is not able to pass through to customers because of existing contracts or market factors; the availability of credit and general market liquidity; fluctuations in currency exchange rates; the financial condition of our customers; the challenges attendant to plant closings and restructurings, including the difficulty of predicting plant closing and relocation costs, the difficulty of commencing or increasing production at existing facilities, and the reactions of customers, governmental units, employees and other groups, the challenges attendant to plant construction; and the ability to realize cost savings from restructuring activities.
Other factors, risks and uncertainties are set forth in Item 1A “Risk Factors” of the Company’s Form 10-K for the year ended June 30, 2009, and the Form 10-Q for the quarter ended September 30, 2009, which are incorporated by reference and in other reports that Molex files or furnishes with the Securities and Exchange Commission. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed in these forward-looking statements. As a result, this release speaks only as of its date and Molex disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.
Molex Incorporated is a 71-year-old global manufacturer of electronic, electrical and fiber optic interconnection systems. Based in Lisle, Illinois, USA, the Company operates 41 manufacturing locations in 17 countries. The Molex website is www.molex.com.
# # #
Editor’s note: Molex is traded on the NASDAQ Global Select Market (MOLX and MOLXA) in the United States and on the London Stock Exchange. The Company’s voting common stock (MOLX) is included in the S&P 500 Index.

Molex Incorporated
Non-GAAP Measures
(in thousands, except per share data)

	Dec. 31,	Sep. 30,	Dec. 31,
	2009	2009	2008
Three months ended:
Net income (loss)	$19,286	$(11,595)	$(87,244)
Restructuring costs and asset impairments	22,154	38,547	29,709
Tax adjustment — stock compensation	—	4,795	—
Goodwill impairment	—	—	93,140

Non-GAAP net income	$41,440	$31,747	$35,605

Earnings (loss) per share	$0.11	$(0.07)	$(0.50)
Restructuring costs and asset impairments	0.13	0.22	0.17
Tax adjustment — stock compensation	—	0.03	—
Goodwill impairment	—	—	0.53

Non-GAAP earnings per share	$0.24	$0.18	$0.20

Non-GAAP net income and non-GAAP earnings per share are non-GAAP financial measures. We refer to non-GAAP net income and non-GAAP earnings per share to describe earnings and earnings per share excluding the items referenced above. We believe that non-GAAP net income and non-GAAP earnings per share provide useful information to investors because both provide information about the estimated financial performance of Molex’s ongoing business. Non-GAAP net income and non-GAAP earnings per share are used by management in its financial and operational decision-making and evaluation of overall operating performance and segment level core operating performance. Non-GAAP net income and non-GAAP earnings per share may be different from similar measures used by other companies.

Molex Incorporated
Condensed Consolidated Balance Sheets
(in thousands)

	Dec. 31,	June 30,
	2009	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$486,318	$424,707
Marketable securities	9,645	43,234
Accounts receivable, less allowances of $40,679 and $32,593, respectively	626,449	528,907
Inventories	372,166	354,337
Deferred income taxes	25,068	27,939
Other current assets	63,091	68,449

Total current assets	1,582,737	1,447,573
Property, plant and equipment, net	1,064,197	1,080,417
Goodwill	129,306	128,494
Non-current deferred income taxes	79,396	89,332
Other assets	190,564	196,341

Total assets	$3,046,200	$2,942,157

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and short-term loans	$3,821	$224,340
Accounts payable	285,904	266,633
Accrued expenses	239,355	218,429
Income taxes payable	17,492	4,750

Total current liabilities	546,572	714,152
Other non-current liabilities	20,353	21,862
Accrued pension and postretirement benefits	116,342	113,268
Long-term debt	287,232	30,311

Total liabilities	970,499	879,593

Commitments and contingencies

Stockholders’ equity:
Common stock	11,170	11,138
Paid-in capital	620,092	601,459
Retained earnings	2,315,918	2,355,991
Treasury stock	(1,092,414)	(1,089,322)
Accumulated other comprehensive income	220,935	183,298

Total stockholders’ equity	2,075,701	2,062,564

Total liabilities and stockholders’ equity	$3,046,200	$2,942,157

Molex Incorporated
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net revenue	$729,576	$666,728	$1,403,609	$1,505,713
Cost of sales	517,040	490,656	999,654	1,080,169

Gross profit	212,536	176,072	403,955	425,544

Selling, general and administrative	150,105	144,612	295,734	310,963
Restructuring costs and asset impairments	25,635	39,782	81,528	61,560
Goodwill impairment	—	93,140	—	93,140

Total operating expenses	175,740	277,534	377,262	465,663

Income (loss) from operations	36,796	(101,462)	26,693	(40,119)

Interest (expense) income, net	(1,286)	843	(2,286)	2,036
Other (expense) income	(701)	18,386	2,783	20,993

Total other (expense) income	(1,987)	19,229	497	23,029

Income (loss) before income taxes	34,809	(82,233)	27,190	(17,090)

Income taxes	15,523	5,011	19,499	25,857

Net income (loss)	$19,286	$(87,244)	$7,691	$(42,947)

Earnings (loss) per share:
Basic	$0.11	$(0.50)	$0.04	$(0.24)
Diluted	$0.11	$(0.50)	$0.04	$(0.24)

Dividends declared per share	$0.1525	$0.1525	$0.3050	$0.3050

Average common shares outstanding:
Basic	173,743	174,636	173,605	175,736
Diluted	174,575	174,636	174,356	175,736

Molex Incorporated
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Six Months Ended
	December 31,
	2009	2008
Operating activities:
Net income (loss)	$7,691	$(42,947)
Add non-cash items included in net income (loss):
Depreciation and amortization	121,263	126,349
Share-based compensation	15,127	13,075
Goodwill impairment	—	93,140
Non-cash restructuring and other costs, net	19,922	7,092
Other non-cash items	27,428	(7,326)
Changes in assets and liabilities:
Accounts receivable	(58,715)	141,592
Inventories	(18,589)	2,637
Accounts payable	9,128	(110,047)
Other current assets and liabilities	9,511	10,822
Other assets and liabilities	9,072	(44,144)

Cash provided from operating activities	141,838	190,243

Investing activities:
Capital expenditures	(93,320)	(96,637)
Proceeds from sales of property, plant and equipment	6,554	2,324
Proceeds from sales or maturities of marketable securities	35,319	7,230
Purchases of marketable securities	(1,485)	(15,111)
Acquisitions	(10,090)	(73,447)
Other investing activities	222	(188)

Cash used for investing activities	(62,800)	(175,829)

Financing activities:
Proceeds from revolving credit facility and short term loans	110,000	115,000
Payments on revolving credit facility	(70,000)	(50,000)
Payments on long-term debt	(15,336)	(197)
Cash dividends paid	(52,919)	(46,807)
Exercise of stock options	991	1,187
Purchase of treasury stock	—	(76,342)
Other financing activities	(1,183)	(960)

Cash used for financing activities	(28,447)	(58,119)

Effect of exchange rate changes on cash	11,020	(13,229)

Net increase (decrease) in cash and cash equivalents	61,611	(56,934)
Cash and cash equivalents, beginning of period	424,707	475,507

Cash and cash equivalents, end of period	$486,318	$418,573